EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88378) and Form S-8 (Nos. 333-176569, 333-212158, and 333-238284) of The Children’s Place, Inc. (the Company) of our report dated April 17, 2025, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Woodbridge, New Jersey
April 17, 2025